Exhibit 99.1

Central European Distribution Corporation Announces a 35% Increase in Net Sales and a 45% Increase in

Net Income for 2004 Compared to 2003, and Raises 2005 Guidance

Bala Cynwyd, PA. March 15, 2005/PRNewswire/ — Central European Distribution Corporation (NASDAQ: CEDC) today announced that net sales for full year 2004 increased 35% to $580.7 million from $429.1 million for 2003. Net income for full year 2004 increased 45% to $21.8 million, or $1.31 per fully diluted share, from $15.1 million, or $0.96 per fully diluted share for 2003.

Other financial information for 2004 measured as a percentage of sales were:

•	Gross Margins at 12.8%

•	Selling, General and Administrative at 7.9%

•	Operating Profit at 4.9%

•	Net Profit at 3.8%

William Carey, President and CEO, commented, “We are extremely satisfied with our 2004 results, in which we obtained an increase of 35% in net sales while achieving a strong return on equity of over 18%. In general, 2004 was a very solid year. More specifically, sales of our higher margin imported products increased approximately 30% over 2003 import sales after import duties dropped to zero in May as Poland joined the European Union.”

Mr. Carey added, “In addition to achieving our financial goals in 2004, we are pleased to announce that the review of Section 404 of the Sarbanes Oxley Act of 2002 went well as there were not any material weaknesses identified in our procedures.”

Mr. Carey continued, “In 2005, we will continue to be committed to our long term strategy of actively managing our growth potential, bad debt exposure and gross margins throughout the year that served us well in 2004. As previously stated, we will continue to pursue the acquisition of distilleries in Poland, whether state or privately owned, including Polmos Bialystok, which is currently in the process of being privatized. We have already targeted to acquire distribution companies that had combined net sales of approximately $80-$100 million in 2004 and look to close the first of these potential acquisitions by the first half of 2005. These potential acquisitions are not included in our 2005 guidance.

Based on our belief that the local currency will continue to be strong versus the U.S. Dollar, we are raising our 2005 guidance to $680-$700 million of net sales and $1.54 to $1.64 fully diluted earnings per share.”

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis, in Poland. The Company operates 13 distribution centers and 78 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. These risks and uncertainties include, without limitation, the risks that the Company’s local currency will weaken and that the targeted distribution companies the Company looks to acquire in 2005 will not accept the Company’s offers to purchase, or in the diligence phase of the acquisitions, the Company discovers liabilities such that the acquisitions are not completed. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED BALANCE SHEETS

Amounts in columns expressed in thousands

	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$10,491	$6,229
Accounts receivable, net of allowance for doubtful accounts of $10,038 and $6,380 respectively	131,799	90,071
Inventories	64,372	35,012
Prepaid expenses and other current assets	10,801	5,249
Deferred income taxes	822	1,201

Total Current Assets	218,285	137,762

Intangible assets, net	2,543	2,506
Goodwill, net	51,370	35,618
Equipment, net	17,387	10,115
Deferred income taxes	1,684	1,382
Other assets	435	87

Total Assets	$291,704	$187,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$115,678	$65,776
Bank loans and overdraft facilities	37,396	30,441
Income taxes payable	651	977
Taxes other than income taxes	3,108	1,230
Other accrued liabilities	7,338	3,011
Current portions of obligations under capital leases	2,970	1,282
Current portion of long-term debt	234	29

Total Current Liabilities	167,375	102,746

Long-term debt, less current maturities	1,873	497
Long-term obligations under capital leases	2,140	1,173

COMMITMENTS AND CONTINGENCIES

Stockholders’ Equity
Preferred Stock ($0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding)	—	—
Common Stock ($0.01 par value, 40,000,000 shares authorized, 16,677,045 and 16,314,493 shares issued and outstanding at December 31, 2004 and 2003, respectively)	166	109
Additional paid-in-capital	55,663	52,805
Retained earnings	52,366	30,536
Accumulated other comprehensive income / (loss)	12,271	(246)
Less Treasury Stock at cost (164,025 shares at December 31, 2004 and 2003)	(150)	(150)

Total Stockholder’s Equity	120,316	83,054

Total Liabilities and Stockholder’s Equity	$291,704	$187,470

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(except per share data)

	Year ended December 31,
	2004	2003
Net sales	$580,744	$429,118
Cost of goods sold	506,413	372,638

Gross profit	74,331	56,480
Selling, general and administrative expenses	41,774	31,594
Bad debt provision	758	592
Depreciation of tangible fixed assets	2,801	1,672
Amortization of intangible assets	613	455

Operating income	28,385	22,167
Non-operating income / (expense)
Interest expense	(2,441)	(1,633)
Interest income	326	133
Realized and unrealized foreign currency
transaction losses, net	(19)	(92)
Other income / (expense), net	193	(59)

Income before income taxes	26,444	20,516
Income tax expense	4,614	5,441

Net income	$21,830	$15,075

Net income per share of common stock, basic	$1.34	$0.98

Net income per share of common stock, diluted	$1.31	$0.96

Please visit our web site at www.ced-c.com or contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

610-660-7817